EXHIBIT 99.1

NewMarket Corporation Reports Third Quarter and First Nine Months 2019 Results

•	Third Quarter Net Income of $67.8 Million and Earnings Per Share of $6.06

•	Petroleum Additives Third Quarter Operating Profit of $94.8 Million

Richmond, VA, October 23, 2019 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2019.
Net income for the third quarter of 2019 was $67.8 million, compared to net income of $58.5 million for the third quarter of 2018. Earnings per share increased to $6.06 per share from $5.12 per share in the prior year period. For the first nine months of 2019, net income was $204.2 million, or $18.26 per share, compared to net income of $171.9 million, or $14.78 per share, for the first nine months of last year.
Sales for the petroleum additives segment for the third quarter of 2019 were $550.6 million, compared to sales in the third quarter of 2018 of $560.5 million. This decrease was due mainly to lower shipments partially offset by increased selling prices. Petroleum additives operating profit for the third quarter of 2019 was $94.8 million, compared to $75.8 million for the same period last year. The increase was primarily due to lower raw material and conversion costs, partially offset by lower shipments. Shipments decreased 1.6% between the periods, mainly due to decreases in lubricant additive shipments, with Asia Pacific and Latin America being the primary drivers for the decrease.
Petroleum additives sales for the first nine months of the year were $1.6 billion, compared to sales in the first nine months of last year of $1.7 billion. This decrease was due mainly to lower shipments and changes in foreign currency rates, partially offset by increased selling prices. Petroleum additives operating profit for the first nine months of the year was $285.6 million compared to $231.5 million for the first nine months of 2018. The increase was mainly due to changes in selling prices, lower selling, general and administrative expenses, and lower raw material and conversion costs, partially offset by lower shipments. Shipments decreased 7.6% between periods, with decreases in both lubricant additives and fuel additives shipments across all regions except Asia Pacific, which reported an increase in fuel additives shipments. While shipments have been lower in recent quarters as compared to prior years, we have started to see evidence that this trend is beginning to stabilize.
We are encouraged by the strong operating profit results of our petroleum additives business in 2019 compared to last year, though we must acknowledge that our 2018 results were disappointing. Our operations for the previous two years were adversely affected by a challenging economic environment marked by a sustained increase in raw material costs and softening global demand. While we are seeing evidence that this trend is improving, we will continue to make margin improvement a priority until we see more stability. Petroleum additives operating margin for the rolling four quarters ended September 30, 2019 was 16.7% which is more indicative of the historical ranges our shareholders have come to expect.
During the first nine months of 2019, we funded capital expenditures of $37.1 million, paid dividends of $60.4 million, and repaid $126.3 million of borrowings on our revolving credit facility.
We make business decisions that focus on the long-term success of our company, including emphasis on satisfying customer needs, generating solid operating results, and promoting the greatest long-term value for our shareholders, customers and employees. We believe the fundamentals of how we run our business - a long-term view, safety first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.
Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right of use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, October 24, 2019, to review third quarter 2019 financial results. You can access the conference call live by dialing 1-844-407-9500 (domestic) or 1-862-298-0850 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until October 31, 2019 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 53860. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investornetwork.com/event/presentation/53860. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden or sharp raw material price increases; competition from other manufacturers; the gain or loss of significant customers; current and future governmental regulations; failure to attract and retain a highly-qualified workforce; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; an information technology system failure or security breach; resolution of environmental liabilities or legal proceedings; political, economic, and regulatory factors concerning our products; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2018 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Petroleum additives	$550,626	$560,522	$1,644,129	$1,743,632
All other	5,191	2,644	11,721	7,731
Total	$555,817	$563,166	$1,655,850	$1,751,363
Segment operating profit:
Petroleum additives	$94,765	$75,824	$285,620	$231,494
All other	(77)	(2,295)	92	(1,966)
Segment operating profit	94,688	73,529	285,712	229,528
Corporate unallocated expense	(6,473)	(5,402)	(15,842)	(16,033)
Interest and financing expenses	(6,987)	(7,807)	(22,740)	(18,536)
Other income (expense), net	6,230	7,994	17,827	24,231
Income before income tax expense	$87,458	$68,314	$264,957	$219,190
Net income	$67,805	$58,481	$204,184	$171,931
Earnings per share - basic and diluted	$6.06	$5.12	$18.26	$14.78

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$555,817	$563,166	$1,655,850	$1,751,363
Cost of goods sold	393,090	422,283	1,169,421	1,307,838
Gross profit	162,727	140,883	486,429	443,525
Selling, general, and administrative expenses	38,122	37,741	109,916	120,653
Research, development, and testing expenses	36,387	34,994	106,748	106,018
Operating profit	88,218	68,148	269,765	216,854
Interest and financing expenses, net	6,987	7,807	22,740	18,536
Other income (expense), net	6,227	7,973	17,932	20,872
Income before income tax expense	87,458	68,314	264,957	219,190
Income tax expense	19,653	9,833	60,773	47,259
Net income	$67,805	$58,481	$204,184	$171,931
Earnings per share - basic and diluted	$6.06	$5.12	$18.26	$14.78
Cash dividends declared per share	$1.90	$1.75	$5.40	$5.25

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$79,971	$73,040
Trade and other accounts receivable, less allowance for doubtful accounts	340,752	314,860
Inventories	370,934	396,341
Prepaid expenses and other current assets	35,276	29,179
Total current assets	826,933	813,420
Property, plant, and equipment, net	623,961	644,138
Intangibles (net of amortization) and goodwill	132,822	136,039
Prepaid pension cost	100,758	88,705
Operating lease right-of-use assets	58,377	0
Deferred income taxes	4,973	5,094
Deferred charges and other assets	23,171	9,878
Total assets	$1,770,995	$1,697,274
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$154,650	$151,631
Accrued expenses	75,928	91,202
Dividends payable	19,441	17,923
Income taxes payable	12,348	6,431
Operating lease liabilities	13,811	0
Other current liabilities	4,300	4,114
Total current liabilities	280,478	271,301
Long-term debt	639,983	770,999
Operating lease liabilities - noncurrent	44,398	0
Other noncurrent liabilities	176,798	165,067
Total liabilities	1,141,657	1,207,367
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 11,189,222 at September 30, 2019 and 11,184,482 at December 31, 2018)	1,914	0
Accumulated other comprehensive loss	(187,611)	(181,316)
Retained earnings	815,035	671,223
Total shareholders' equity	629,338	489,907
Total liabilities and shareholders' equity	$1,770,995	$1,697,274

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Nine Months Ended September 30,
	2019	2018
Net income	$204,184	$171,931
Depreciation and amortization	65,500	53,463
Cash pension and postretirement contributions	(7,308)	(61,860)
Working capital changes	(35,997)	(69,190)
Deferred income tax expense	3,982	10,257
Capital expenditures	(37,132)	(55,136)
Net (repayments) borrowings under revolving credit facility	(126,262)	215,619
Repurchases of common stock	0	(148,649)
Dividends paid	(60,418)	(60,778)
All other	382	8,112
Increase in cash and cash equivalents	$6,931	$63,769

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income	$67,805	$58,481	$204,184	$171,931
Add:
Interest and financing expenses, net	6,987	7,807	22,740	18,536
Income tax expense	19,653	9,833	60,773	47,259
Depreciation and amortization	21,500	17,958	64,646	52,607
EBITDA	$115,945	$94,079	$352,343	$290,333